Exhibit 99.1
Subject: Driving a High-Velocity, High-Productivity Organization for Applied Materials

The semiconductor industry is expected to grow tremendously into the next decade, and Applied Materials is shaping a more competitive and productive organization that can scale to meet the opportunities ahead.

Automation, digitalization and geographic shifts are redefining our workforce needs and skill requirements. With this in mind, we have been focused for some time on building high-velocity, high-productivity teams, adopting new technologies and simplifying organizational structures. We are making good progress towards an Applied Materials that is better positioned to scale effectively, deliver for our customers, and create rewarding opportunities for employees.

Many groups have been working on this through their strategic and operational plans. Now, at the end of the fiscal year, the company will take one coordinated workforce action, across all levels and groups, to accelerate implementation of these plans, while providing for appropriate and fair transition benefits for affected employees.

•Starting today, October 23, we began notifying impacted employees around the world. Timing varies by country, due to local requirements.

•We expect that less than four percent of the total global workforce will be impacted.

•Leaders in the business units and functions will communicate soon about the organization and talent strategy in your group and how this action affects your team.

Our goal is to continue to transform how we work, move faster, simplify decision-making, and focus on what matters most as we prepare Applied Materials for significant growth in the coming years. I appreciate everyone’s support as we make these changes.

Gary